BC FORM 51-901F

RTICA CORPORATION
999 BARTON STREET,
STONEY CREEK, ONTARIO
L8E 5H4

CONTACT NAME: NICK TSIMIDIS, CONTROLLER
TEL: 905-643-8669

REPORTING ON ANNUAL YEAR END FINANCIALS
DATED MAY 31, 2001.

REPORTS INCORPORATED AS PART:            X  SCHEDULE A
                                        ---
                                         X  SCHEDULE B
                                        ---
                                         X  SCHEDULE C
                                        ---
CERTIFICATE

THE THREE SCHEDULES REQUIRED TO COMPLETE THIS ANNUAL REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS ANNUAL REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT.


"WARREN ARSENEAU",SIGNED                         "ROBERT STIKEMAN", SIGNED
------------------------------------             -------------------------------
SIGNATURE OF DIRECTOR                             SIGNATURE OF DIRECTOR

WARREN ARSENEAU                                   ROBERT STIKEMAN
------------------------------------             -------------------------------
PRINT NAME OF DIRECTOR                            PRINT NAME OF DIRECTOR

2001/10/02                                        2001/10/02
------------------------------------             -------------------------------
DATE SIGNED (YR/MO/DY)                            DATE SIGNED (YR/MO/DY)

                                RTICA CORPORATION
                                 BC FORM 51-901F
                        MAY 31, 2001 - FINANCIAL YEAR END

SCHEDULE A:

The consolidated audited financial statements for the year ended May 31, 2001 are attached.

SCHEDULE B:

1. ANALYSIS OF EXPENSES

DEVELOPMENT EXPENSES:
Product and Process Testing, and Independent Labs                    $ 371,526
Production Supplies, Dies, Repairs and Projects                        310,168
Labour and Benefits, Corporate Staff                                   265,957
                                                                     ---------
TOTAL                                                                $ 947,651
                                                                     =========
CONSULTING EXPENSES:
Machine and Process Development                                      $ 170,814
Engineering and Technical                                              265,232
Corporate and Financial                                                174,308
                                                                     ---------
TOTAL                                                                $ 610,354
                                                                     =========
PROFESSIONAL:
Legal                                                                $ 225,688
Audit                                                                  219,450
                                                                     ---------
TOTAL                                                                $ 445,138
                                                                     =========

SALES AND MARKETING EXPENSES:
VP Sales                                                             $ 173,988
Marketing, Printing                                                     56,413
Advertising and Promotion                                               32,494
                                                                     ---------
TOTAL                                                                $ 262,895
                                                                     =========

GENERAL AND ADMINISTRATIVE EXPENSES:
Office services and supplies                                         $  38,908
Printing, Shareholder Communication, Telephone, computer,
 internet, other communication activities                               82,204
Consultants                                                             63,451
Corporate expenses and other                                            28,063
Insurance, Dues, Fees, Transfer Agent                                   25,650
                                                                     ---------
TOTAL                                                                $ 238,276
                                                                     =========

2.   RELATED PARTY TRANSACTIONS:

As disclosed in note 7 of the audited consolidated financial statements, the following related party transaction occurred during the year ended May 31, 2001:

--------------------------------------------------------------------------------
Type of service              Nature of relationship              May 31, 2001
--------------------------------------------------------------------------------
Sales and marketing       Shareholder and officer                  $ 174,000

Management fees           Shareholder, director and officer          127,000

Development charges       Shareholders, officer and director         117,000
Consulting                Shareholder and director                    90,000
Professional fees         Shareholder, director and officer           69,000

--------------------------------------------------------------------------------

3.   SUMMARY OF SECURITIES ISSUED AND OPTIONS GRANTED:

a) SECURITIES ISSUED:

                                                          #              $
                                                        ----           ----
Balances, May 31, 2000                               27,973,135     $ 5,613,805

Shares issued on exercise of share
  purchase warrants                                     850,418         553,541

Shares issued on conversion of special warrants       4,033,333       2,202,700

Shares issued on exercise of Company stock options       15,000           3,000

Shares issued on Registration Statement not being
 filed And declared effective by December 31, 2000
 No additional consideration                            280,750           --

Shares issued on conversion of debentures,
  May 29, 2001                                          900,000         370,722
                                                     ----------     -----------
Balances, May 31, 2001                               34,052,636     $ 8,743,768
                                                     ----------     -----------

b) OPTIONS GRANTED:

NAME                    DATE        AMOUNT          EXERCISE PRICE   EXPIRY DATE
----                    ----        ------          --------------   -----------
Consultants           Jun 6/00     450,000              $ 0.75         Jun 6/03
Consultants          Jun 28/00      65,000              $ 0.75        Dec 31/03
Consultants          Oct 25/00      10,000              $ 0.66        Oct 25/03
Consultants           Nov 1/00      85,000              $ 0.68         Nov 1/03
Director             Nov 15/00     100,000              $ 0.72        Nov 15/03
Director              Dec 1/00     100,000              $ 0.70         Dec 1/03
Consultant            Dec 1/00      10,000              $ 0.70         Dec 1/03
Director             Jan 15/01     100,000              $ 0.57        Jan 15/04
Consultants         March 1/01      95,000              $ 0.53         Mar 1/04
Consultants          Mar 30/01     100,000              $ 0.70        Mar 30/04
                                 ---------
                                 1,115,000
                                 ---------

4.   SUMMARY OF SECURITIES:

a) AUTHORIZED SHARE CAPITAL:

Unlimited number of preference shares issuable in series and unlimited number of common shares

b) NUMBER AND RECORDED VALUE FOR SHARES ISSUED AND OUTSTANDING:
See 3 (A)

c) DESCRIPTION OF OPTIONS AND WARRANTS:

Outstanding at year end are 3,115,250 Company Stock Options exercisable at weighted average price of $0.38 with weighted average remaining contractual life of 1.75 to 2.36 years as disclosed in note 6c) to the audited financial statements.

d) SHARES SUBJECT TO ESCROW

In connection with the major transaction which occurred on April 28, 1998, 9,298,939 shares are held in escrow to be release at the rate of 1 share for every $0.20 of cash flow generated to a maximum of 1/3 per year. No shares have been released from escrow since the date of the major transaction.

5. DIRECTORS AND OFFICERS

Directors and Officers:
Warren Arseneau, President and Director
Martin H. Beck, Director
Michael Boyd, Director
Roger J. Short, Director
Robert H. Stikeman, Director and Chief Financial Officer
Steven Letwin, Director

SCHEDULE C:

DESCRIPTION OF BUSINESS

RTICA Corporation is involved in the commercial development of patented technology of insulation made from polyethylene terephthalate. RTICA insulation is made in a one step process that creates fibers and a high performance insulating structure. Multiple filaments of molten polymer are introduced into a high-speed airflow through proprietary dies to create thin fibers that become entangled to form a veil. These fibers are then further processed to form batts, loose fill (blow in) material, or other products.

The company operates a research and testing facility at 999 Barton Street, Stoney Creek Ontario, L8E 5H4. The Company manages its own research, development and product development activities. Certain research projects are contracted to the National Research Council of Canada, Industrial Materials Institute in Boucherville, Quebec. Technologically, the Company's priority is to advance RTICA insulation material and process for full scale commercial production.

The Company has two wholly owned subsidiaries; however, the entity is managed as a consolidated entity.

DISCUSSIONS OF OPERATING RESULTS AND FINANCIAL CONDITION

Consolidated assets of RTICA Corporation during the fiscal year ended May 31, 2001 decreased from $2,401,330 to $1,938,395. Cash, short-term investments and cash in trust comprises $1,394,051 and $1,712,725 of total assets at May 31, 2001 and 2000 respectively.

During the year, RTICA raised a total of $2,759,241 from the issuance of special warrants, share purchase warrants and the exercise of stock options. On May 29, 2001, convertible debentures of $370,722 were converted into common shares of the Company. In the prior year, the Company raised $1,715,854 pursuant to a private placement.

RTICA has generated NIL revenues from the sale of product during the year. Interest income of $97,101 was earned during the year versus $7,095 in the prior year, as a result of higher cash balances following the share issuance previously discussed.

Operating expenses of $3,061,814 were significantly higher than the prior year of $1,318,579, as a result of product and market development activities undertaken.

During the year, RTICA has received $200,694 in repayable contributions received from the National Research Council ("NRC") to assist in pre-commercialization. In addition, RTICA has been reimbursed for $156,000 in the current year for research and development projects carried out by the NRC.

ACCOUNTING TREATMENT FOR DEVELOPMENT EXPENDITURES

RTICA has adopted generally accepted accounting pronouncements for development costs requiring that these items be expensed in the period incurred until technical feasibility has been obtained, adequate resources exist to market the technologies, and recoverability of costs incurred is assured, at which time development costs are capitalized.

During the year ended May 31, 2001, RTICA expended $947,651 on development, $610,354 on consulting fees, $262,895 on sales and marketing initiatives, in developing these technologies to commercial production.

Besides development costs, no capital assets or other intangible assets have been written off during the year. Capital assets acquired during the year included computer hardware, office furniture and delivery vehicles.

RELATED PARTY AGREEMENTS

The Company has entered into consulting agreements with certain directors, officers and shareholders for services, as described in schedule B. Due to the nature of the company, the use of consultant agreements limits the Company's commitments which would arise in the case of employee contracts.

MATERIAL COMMITMENTS

On June 21, 1999, the Company signed a contract with the National Research Council of Canada. The Company is committed to pay NRC $745,000 to June 2002. The Company is eligible to be reimbursed up to 40% of total expenditures incurred, to a maximum of $200,000. For the year ended May 31, 2001, the Company has paid NRC $385,000 and has been reimbursed for $156,000.

On November 1, 2000, the Company signed a contract with the NRC whereby the Company is eligible to receive up to $445,000 as a repayable contribution for various research and development projects carried out by the Company. Repayment of these contributions begins on January 1, 2004 based on 1% of the Company's gross revenues up to a maximum of $667,500. The Company is required to contribute two-thirds of the total cost of the work, otherwise its reimbursements will be proportionately reduced.

INVESTOR RELATIONS ARRANGEMENTS

The Company has entered into an agreement with First Canadian Capital Corporation for corporate communications and investor relations, including communicated with present and interest shareholders and media, relating to the affairs of the Company. During the year ended May 31, 2001, this consultant received $43,558 for fees and expenses.

OTHER MATERIAL ITEMS

During the period ended May 31, 2001, there have been:
a) no material legal proceedings against the Company
b) except as described elsewhere, no contingent liabilities
c) no defaults under debt or other contractual obligations
d) no breach of corporate, securities or other laws
e) no regulatory approvals required
f) no significant management changes
g) no special resolutions passed by shareholders and not otherwise communicated to appropriate regulatory bodies

SUBSEQUENT EVENTS

Subsequent to May 31, 2001, there have been no significant events requiring disclosure

FINANCINGS, PRINCIPAL PURPOSES AND MILESTONES

Not applicable

LIQUIDITY AND SOLVENCY

As at May 31, 2001, the Company has working capital of $1,177,425, and is able to satisfy ongoing obligations as of that date. As stated in note 1 to the audited financial statements, the ability of the Company to continue as a going concern is depending upon the ongoing support of its shareholders, the attainment of financing necessary to complete the technology and begin commercial production and the achievement of profitable operations from the commercial production and licensing of the insulating products and sale of licensing rights.

The Company plans to enter into private placement and/or other financing arrangements during the next fiscal year in order to finance continued development of Company technologies and commence commercial production. As of the date thereof, no arrangements have been consummated for such financing activities.